Exhibit 99.1

Ocera Therapeutics Announces $28 Million Private Placement

Financing Led by New Investors Vivo Capital and Venrock

SAN DIEGO, Nov. 6, 2013 (GLOBE NEWSWIRE) — Ocera Therapeutics, Inc. (Nasdaq:OCRX), a biopharmaceutical company focused on innovative therapeutics for orphan liver disease, announced today that it has obtained commitments to purchase common stock and warrants in a private placement. Gross proceeds from the private placement are expected to be $28 million before deducting fees and expenses. Ocera intends to use the net proceeds primarily to advance the clinical and nonclinical development of OCR-002, ornithine phenylacetate, for the treatment of hepatic encephalopathy. Ocera is planning to enroll patients in a Phase 2b study of the IV form of OCR-002 later this year, and to begin work on the oral form of OCR-002 in 2014.

The financing was led by new investors Vivo Capital and Venrock with additional participation from institutional investors Deerfield, Great Point Partners LLC, funds managed by QVT Financial LP, RA Capital Management, InterWest Partners and Three Arch Opportunity Fund.

“We believe that Ocera’s clinical candidate, OCR-002, has the potential to transform acute care treatment of hepatic encephalopathy,” said Chen Yu, M.D., M.B.A., managing partner at Vivo Capital. “The clinical leadership at Ocera is very experienced and well positioned to advance this compound through clinical studies.”

Ocera has entered into a securities purchase agreement with the investors pursuant to which the Company will sell units consisting of an aggregate of 3,940,887 shares of its common stock and warrants to purchase up to 788,177 additional shares of common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.2 of a share of common stock, will be sold for a purchase price of $7.11. The warrants will be exercisable at $7.66 per share. Upon closing of the transaction, the warrants will be immediately exercisable and will expire five years from the date of issuance.

“We greatly appreciate the confidence shown by high-quality healthcare investors such as Vivo Capital and Venrock in leading this financing,” said Linda Grais, M.D., J.D., chief executive officer of Ocera. “We intend to apply the proceeds to advancing both the IV and oral forms of OCR-002 with the goal of being able to provide effective acute to chronic care for hepatic encephalopathy patients.”

Stifel and Cowen and Company acted as joint placement agents for the offering. The private placement is subject to customary closing conditions and is expected to close within a week.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Ocera Therapeutics, Inc. or shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The units, shares and warrants offered in the private placement and the shares issuable upon the exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The units, shares of common stock and warrants were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the common stock purchased by the investors, as well as the common stock issuable upon exercise of the warrants. Any offering of the Company’s securities under the resale registration statement will be made only by means of a prospectus.

About Ocera Therapeutics

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger which has been granted Orphan Disease and Fast Track status from the FDA to treat hyperammonemia and associated hepatic encephalopathy in patients with liver cirrhosis, acute liver failure and acute liver injury. For additional information, please see www.ocerainc.com.

Forward Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program, including timing of commencement of patient enrollment, timing for development of the oral formulation of OCR-002, the potential unmet medical need for an acute care treatment of hepatic encephalopathy, and the potential success of OCR-002 in clinical trials, the planned timing of the closing of Ocera’s private placement financing and the expected proceeds from the private placement financing . Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 14, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

CONTACT:	Inquiries

Jeri Hilleman

Ocera Therapeutics, Inc.

jeri@ocerainc.com

650-475-0150